Exhibit 99.1

FOR IMMEDIATE RELEASE
Jones Apparel Group, Inc.

Contacts:	Joele Frank and Sharon Stern Joele Frank, Wilkinson Brimmer Katcher (212) 355-4449

WESLEY R. CARD NAMED CHIEF EXECUTIVE OFFICER
JONES APPAREL GROUP

John T. McClain To Join Company As Chief Financial Officer

NEW YORK, July 12, 2007 - Jones Apparel Group, Inc. (NYSE: JNY) today announced that its Board of Directors has unanimously voted to appoint Wesley R. Card, as President and Chief Executive Officer, effective immediately. Mr. Card's appointment follows Peter Boneparth's resignation as President, Chief Executive Officer and a director of the Company. Mr. Card has also been elected to Jones' Board of Directors.

In announcing this transition on behalf of Jones and its Board, Sidney Kimmel, founder of Jones and Chairman of its Board, stated, "Wes has been a key member of our senior management team for many years, both as Chief Financial Officer and as Chief Operating Officer, and has played a critical role in setting the Company's strategic initiatives and executing against them. Moreover, he has demonstrated a clear understanding of our Company and industry, and a commitment to utilizing our outstanding design, merchandising and operating talent to capitalize on opportunities in the marketplace. I personally hired Wes in 1990 and have worked closely with him ever since; his numerous accomplishments over his career at Jones make him the natural choice to lead our Company as CEO. The Board of Directors knows Wes well and joins me in expressing its confidence in Wes's ability to lead Jones to a successful future."

Mr. Kimmel continued, "On behalf of the Board, we thank Peter Boneparth for his contributions to Jones, and wish him much success in his future endeavors. With the pending sale of Barneys New York and the previously announced decision to exit or sell certain moderate sportswear businesses, Peter and the Board agreed that this was an appropriate time to transition our leadership."

Mr. Card, President and Chief Executive Officer, stated, "I truly value my many years at Jones Apparel Group as the Company's Chief Operating and Financial Officer. I am excited and prepared to take on new responsibilities at this time in our Company's history; I have an excellent working relationship with the Board and greatly appreciate the Board's support. We have a talented, experienced and dedicated management team, and a product portfolio of highly recognizable brand names to build upon and grow. Our strength in execution is well-demonstrated. I am confident that, with the support and commitment of all of my associates across all of our brands and functions, we are well-positioned for future success."

Jones also announced today the appointment of John T. McClain as Chief Financial Officer, reporting to Mr. Card. John will start on July 16, 2007.

Mr. Card stated, "On behalf of all of my associates at Jones, I am pleased to welcome John McClain as our Chief Financial Officer. I am confident that his broad experience and strong financial skills will be invaluable as we work to implement our strategic plans. John is an outstanding financial executive who has extensive experience working with multi-billion dollar companies."

About Wesley Card
Mr. Card, age 59, joined Jones Apparel Group in 1990 as its Chief Financial Officer, and added the responsibility of Chief Operating Officer in 2002. He has extensive experience in the apparel industry, in which he has worked for the past twenty-eight years. In addition to his positions at Jones Apparel Group, he has held senior operating and financial positions at Warnaco Inc. and at Carolyn Roehm, Inc. Mr. Card serves on the Board of the American Apparel & Footwear Association and was its Chairman from 2005 to 2007.

About John McClain
Mr. McClain, age 46, most recently served as Chief Accounting Officer of Avis Budget Group (formerly Cendant Corporation). From 1999 to 2006, Mr. McClain served as Senior Vice President, Finance and Corporate Controller for Cendant Corporation. From 1998 to 1999, he served as Vice President, Controller and Chief Accounting Officer for Sirius Satellite Radio. From 1993 to 1998, Mr. McClain served in various roles at ITT Corporation, including Assistant Controller and Director of Accounting, as well as Manager of Financial Reporting. He had previously served as an Audit Manager and in various senior positions at Arthur Andersen. He has a Bachelor of Science in Accounting from Lehigh University and was certified as a public accountant by the state of New Jersey. Mr. McClain is a member of the American Institute and the New Jersey Society of Certified Public Accountants.

About Jones Apparel Group
Jones Apparel Group, Inc. (http://www.jny.com), a Fortune 500 company, is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. The Company also markets directly to consumers through our chain of specialty retail and value-based stores, and operates the Barneys New York chain of luxury stores. The Company's nationally recognized brands include Jones New York, Nine West, Anne Klein, Gloria Vanderbilt, Kasper, Bandolino, Easy Spirit, Evan-Picone, Norton McNaughton, Erika, l.e.i., Energie, Enzo Angiolini, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Albert Nipon, Le Suit and Barneys New York. The Company also markets costume jewelry under the Givenchy brand licensed from Givenchy Corporation and footwear under the Dockers Women brand licensed from Levi Strauss & Co. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. The Company contracts for the manufacture of its products through a worldwide network of quality manufacturers. The Company has capitalized on its nationally known brand names by entering into various licenses for several of its trademarks, including Jones New York, Evan-Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women's and men's products which the Company does not manufacture. For more than 30 years, the Company has built a reputation for excellence in product quality and value, and in operational execution.